EXHIBIT 99.1

FOR IMMEDIATE RELEASE

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

www.pharmoscorp.com

Dr. Abraham Sartani Appointed to Pharmos Board

Iselin, NJ, June 28, 2005 – Pharmos Corporation (Nasdaq: PARS) today announced the appointment of Abraham Sartani, M.D. to a newly created seat on the Company’s Board of Directors. Dr. Sartani, an internationally recognized leader in the pharmaceutical industry, is currently Vice-President and Director, Pharmaceutical Research and Development Division of Recordati S.p.A. Recordati, established in 1926, is a European pharmaceutical group quoted on the Italian Stock Exchange and dedicated to the research, development, manufacturing and marketing of pharmaceuticals and pharmaceutical chemicals with headquarters in Milan, Italy and operating subsidiaries in France, Germany, UK, Ireland, Spain, Switzerland and the United States.

“Dr. Sartani’s appointment provides an added dimension of experience in international pharmaceuticals and business development especially related to the fields of analgesia and immunomodulatory disorders. He has broad experience in the pharmaceutical industry and the many diverse aspects of drug development and licensing,” said Haim Aviv, Ph.D., Chairman and CEO. “Dr. Sartani’s strategic thinking will be a significant contribution to the Pharmos Board of Directors.”

Dr. Sartani’s experience and guidance is timely as Pharmos endeavors to build shareholder value by initiating clinical testing of its lead CB2-selective drug candidate, cannabinor, during the third quarter of 2005 and, simultaneously, by working to successfully acquire one or more clinical-stage programs to enhance its development pipeline. Pending successful completion of the Phase I cannabinor studies, Phase IIa feasibility studies could begin around yearend or early 2006. In addition to beginning clinical development in pain indications, additional promising early-stage candidates are progressing through preclinical development in rheumatoid arthritis, multiple sclerosis, inflammatory bowel disease and other immunomodulatory disorders.

Dr. Sartani has been involved in pharmaceutical research and development for 25 years, first at Farmitalia Carlo Erba and, since 1985, at Recordati. Since 1988, he has reported directly to the chairman of the company as the Vice President and Director of the Research and Development Division. Since 1999, his responsibilities have included all licensing activities.

Dr. Sartani received his medical degree from the Sackler School of Medicine, University of Tel Aviv, Israel in 1974, graduating cum laude. Between 1975 and 1978, he completed his internship and residency at the Jaffa Government Hospital in Tel Aviv. From 1978 to 1980, he was a Specialist in Endocrinology at the University of Pavia and a Ford Foundation Research Fellow at the University of Milan.

Pharmos discovers and develops novel therapeutics to treat a range of indications, in particular neurological and inflammatory disorders. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is scheduled to begin Phase I safety studies in the third quarter of 2005 and, if successful, enter Phase II testing in pain indications around yearend or early 2006. From the dextrocannabinoid family, the neuroprotective drug candidate dexanabinol recently completed a Phase IIa trial as a preventive agent against post-surgical cognitive impairment. Other compounds from Pharmos’ proprietary synthetic cannabinoid library are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
Gale Smith	John Quirk (investors)
(732) 452-9556	(646) 536-7029
Pharmos Israel	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679

###